AMENDED AND RESTATED
ANNUAL INCENTIVE PERFORMANCE-BASED BONUS PLAN
(As Adopted on February 18, 2016, and Amended on February 15, 2018)

1.    Purpose. The purpose of the Gentex Corporation Annual Incentive Performance-Based Bonus Plan is to further emphasize performance-based compensation that increasingly provides the executive officers other officers, and/or certain other key employees of the Corporation with appropriate incentives concerning corporate and individual performance, enhancing the alignment between such key employees and shareholders.

2.    Definitions. The following terms are defined for use herein as follows:

a.    "Board" means the Board of Directors of the Corporation.

b.    "Committee" means the Compensation Committee of the Board.

c.    "Corporation" means Gentex Corporation.

d.    "Plan" means this Annual Incentive Performance-Based Bonus Plan as in effect from time to time.

e.    "Participant" means an employee eligible to participate in the Plan under the terms and conditions of the Plan.

3.    Administration.

a.    The Plan shall be administered by the Committee. The Committee shall, in its discretion, determine the employees to participate in this Plan. The Committee shall have full power and authority to interpret the provisions of the Plan, to supervise the administration of the Plan, and to adopt forms and procedures for the administration of the Plan. All determinations made by the Committee with respect to the Plan shall be final and conclusive.

b.    Participation in this Plan shall be entirely within the discretion of the Committee. Nothing herein contained shall be construed to give any employee any right to employment or to participate in this Plan.

4.    Eligibility. Only employees of the Corporation shall be eligible to participate in the Plan.

5.     Terms of Participation.

a.    Participation. Any executive officer, officer, or other key employee designated by the Committee shall be eligible to participate in the Plan.

b.    Elements. The following performance-based pay elements shall apply to Participants in the Plan:

(i)    Profit-Sharing Bonus - In lieu of participation in the Profit Sharing Bonus Plan of the Corporation (in which all employees participate), Participants shall be eligible to participate in this Plan.

(ii)    Performance Bonus – Annual performance bonuses shall be available to Participants based on the achievement of the following performance metrics:

(a)    Revenue, which will have a 33.33% weighting;

(b)    Operating income, which will have a 33.33% weighting; and

(c)    Earnings per diluted share, which will have a 33.33% weighting.

For purposes of determining such annual performance bonuses, the Committee will each year establish a threshold, a target, and a maximum for each applicable performance metric, along with incentive ratios applicable to each Participant with respect to such threshold, target, and maximum. The applicable incentive ratio is a percentage of base compensation for a Participant, designated by the Committee, which is then multiplied by the weighting of a particular performance metric to determine the amount of a performance bonus payable to a Participant to the extent the threshold, target, or maximum for a performance metric is met or exceeded. To the extent performance exceeds the established threshold or target, as applicable, for any performance metric, but does not meet the established target or maximum, as applicable, a pro rata portion of the potential bonus payable will be paid as a performance bonus (based on the percentage of the target or maximum, as applicable, achieved in excess of the threshold or target, as applicable). Calculation of performance bonuses will be determined using linear interpolation for performance above the threshold up to the target and above the target up to the maximum. Notwithstanding the foregoing, based on any criteria it establishes in its discretion, the Committee reserves the right to continue to pay individual performance bonuses to any Participant; provided, however, that in no event shall any annual bonuses payable under this Plan exceed two hundred fifty percent (250%) of base compensation.

(iii)    Payment of Bonuses – Any and all bonuses under this Plan shall be payable in accordance with policies and procedures established by the Committee from time to time, and payment shall only occur after the Committee has calculated and verified that such bonuses are payable.

6.    Effective Date of Plan, Termination and Amendment. The Plan shall become effective as of the date of adoption of the Plan by the Board, provided the Plan can, in the discretion of the Committee, be applied to the year prior to Plan adoption. Unless earlier terminated by the Board, the Plan shall terminate on the date ten (10) years subsequent to the date of adoption. The Board may terminate the Plan at any time, or may from time to time amend the Plan as it deems proper and in the best interest of the Corporation.

CERTIFICATION

The foregoing Plan was duly adopted by the Board of Directors, effective February 18, 2016, and was amended and restated on February 15, 2018.

/s/ Scott Ryan
Scott Ryan, Corporate Secretary
Gentex Corporation

10210292

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